EXHIBIT 99.1

HEALTHTRONICS ANNOUNCES TERMINATION OF EDAP AGREEMENT

AUSTIN, TX, April 09, 2007 — HealthTronics, Inc. (NASDAQ: HTRN) today announced that it entered into an agreement to formally terminate its relationship with EDAP, (NASDAQ: EDAP) relating to clinical trials in the United States of EDAP’s High Intensity Focus Ultrasound technology.

Under the terms of the termination agreement, in addition to the termination of the original distribution agreement with EDAP, HealthTronics exercised warrants to acquire 200,000 EDAP shares for $300,000 and agreed to return to EDAP two Ablatherm devices used in connection with the clinical study, both of which were already owned by EDAP, and one Ablatherm device and six lithotripters previously acquired from EDAP (all of which were carried on HealthTronics’ financial statements at zero value). In addition, EDAP agreed to register with the Securities and Exchange Commission, at EDAP’s expense, the resale of the 200,000 EDAP shares (or related American Depositary Shares) acquired by HealthTronics. HealthTronics also agreed to pay EDAP $600,000 in the future and may have to pay EDAP certain additional amounts in the future based on a formula related to the price at which HealthTronics resells the EDAP shares.

Sam B. Humphries, President and Chief Executive Officer, stated, “We are very pleased to transition the clinical study to EDAP. As I had previously discussed in the fourth quarter of 2006, the termination of our relationship with EDAP is part of our restructuring and cost-reduction initiatives implemented in 2006, as well as the redefinition of our long range strategy. We expect that the termination of the relationship with EDAP will not impact our P&L or our cash position, assuming and taking into account our sale of the 200,000 EDAP shares at current prices.”

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, maintenance services offerings, and clinical and anatomical pathology services. For more information, visit www.healthtronics.com.

Statements by HealthTronics’ management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

For Investor Relations Please Contact: Kay DeJong, Executive Asst. to the CFO Kay.DeJong@HealthTronics.com / 512.314.4325	For Media Relations Please Contact: Chris Schnee, Director of Marketing Chris.Schnee@HealthTronics.com / 512.314.4404